EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 24, 2009, is made among First National Bank of the South, a national bank (the “Bank”), its bank holding company, First National Bancshares, Inc., a South Carolina corporation (the “Company”), and J. Barry Mason, an individual resident of South Carolina (the “Executive”). Certain terms used in this Agreement are defined in Section 17 hereof.

The Company and the Bank recognize that the Executive's contribution to their growth and success will be paramount to the overall success of the Company and the Bank.  The Executive is willing to serve the Bank and the Company on the terms and conditions herein provided.  Unless otherwise specified hereafter, any services performed by the Executive shall be for the benefit of the Bank and therefore any payments or benefits paid to the Executive pursuant to this Agreement shall be the sole responsibility of the Bank; provided however, the Bank's obligation to make any payments owed to the Executive under this Agreement shall be discharged to the extent compensation payments are made by the Company.  The Company joins as a party to this Agreement for the purposes of authorizing the issuance and repurchase of its common stock pursuant to Sections 3(c) and 4(j), respectively.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Bank and the Company shall employ the Executive, and the Executive shall serve as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank's or the Company's Bylaws or assigned the Bank's Board of Directors (the “Board”) from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

2.           Term.  Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the “Term”) of three years.  At the end of the third year of the Term, unless written notice that such term will not be extended is provided to the other party by the Executive or the Bank at least six months prior to the end of the Term, the Term shall be extended for an additional year.  Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

3.     Compensation and Benefits.

(a)           Executive's base salary is $275,000.  The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase, but cannot decrease, the Executive's salary if it determines in its sole discretion that an increase is appropriate.  The salary shall be payable in accordance with the Bank’s normal payroll practices, which shall mean no less frequently than monthly.

(b)           (i)  Upon execution of this Agreement, the Bank shall pay the Executive a cash bonus in the amount of $550,000 in a single lump sum payment. The Bank also shall pay the Executive a cash bonus in the amount of $200,000 in a single lump sum payment within one week of the successful completion of the Bank's capital restoration plan submitted to the OCC.

(ii)  In addition, the Executive will be eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established in advance each year by the Board.  Any bonus payment made pursuant to this Section 3(b)(ii) shall be made no later seventy days after the previous year end; provided however that, Executive acknowledges that he is required to and shall return to the Bank all or any portion of a bonus paid to the Executive by the Bank pursuant to this Section 3(b)(ii) if such bonus or portion of such bonus is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(c)           Within one week of the execution of this Agreement, the Company shall grant to the Executive (i) 250,000 shares of restricted common stock (no exercise price, vesting pro rata over five years, or 20% each year) and (ii) an option to purchase 1,000,000 shares of its common stock (exercise price equal to fair market value on the date of the grant, which the Company believes will be $1.00/share, ten year exercise period, vesting pro rata over three years, or 33% each year); provided however that upon any Change in Control that occurs after the Company and the Bank are no longer subject to any currently pending formal or informal regulatory enforcement action, any such restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's stock incentive program(s) shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested.

In addition, the Executive shall also be eligible to participate in the Company's long-term equity incentive programs and be eligible for additional grants of stock options, restricted stock, and other awards under the Company's 2000 Stock Incentive Plan, 2008 Restricted Stock Plan, or under any similar plan adopted by the Company.  Any options or similar awards shall be issued to Executive (i) at an exercise price of not less than the stock's current fair market value as of the date of grant and (ii) the number of shares subject to such grant shall be fixed on the date of grant.

(d)           The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Bank now or hereafter applicable generally to employees of the Bank or to a class of employees that includes senior executives of the Bank.

(e)           The Bank shall provide the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Executive's spouse and heirs (and may provide for additional death benefits payable to the Bank), and the Executive shall cooperate with the Bank in the securing and maintenance of such policy.  In addition, the Bank shall provide a separate disability policy for the Executive with terms acceptable to the Board and the Executive.  The Bank shall require and pay the cost of an annual physical for the Executive.

(f)             The Bank shall provide Executive with either an automobile owned or leased by the Bank of a make and model appropriate to the Executive's status, or a monthly automobile allowance, which shall be paid no less frequently than monthly.  The Bank shall provide for reasonable expenses associated with the automobile, including, but not limited to insurance, taxes, etc.  The Bank shall reimburse Executive for such expenses no later than the last day of the calendar year following the calendar year in which the expense was incurred.

(g)           The Bank shall pay on a monthly basis Executive’s membership dues pertaining to Spartanburg Country Club and The Piedmont Club for so long as the Executive remains the President or Chief Executive Officer of the Company or the Bank and this Agreement remains in force.

(h)           The Bank shall reimburse the Executive for reasonable travel and other business development expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Bank.  The expenses described in this Section 3(h) must be incurred by the Executive during the term of this Agreement to be eligible for reimbursement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

4.     Termination.

(a)           The Executive's employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)           The Agreement will be terminated upon the death of the Executive.  In this event, the Bank shall pay the Executive's estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Bank’s normal payroll practices, which shall mean no less frequently than monthly. The Bank shall also pay the Executive's estate any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of death will be paid on the earlier of (i) seventy days after the year end in which the Executive died or (ii) the first pay period following the Bank's or Company's press release announcing its financial performance for the year in which the Executive died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank and Company for the entire year and prorated through the date of Executive's death.

(c)           The Bank may terminate the Executive's employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Bank shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Bank's normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Bank, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Bank shall pay the Executive any bonus earned or accrued through the date of Disability (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of Disability will be paid on the earlier of (i) seventy days after the year end in which Executive became Disabled or (ii) the first pay period following the Bank's or Company's press release announcing its financial performance for the year in which the Executive became Disabled.  Nothing herein shall prohibit the Bank or Company from hiring an acting chief executive officer or president prior to the expiration of this 180-day period.

(d)           The Bank may terminate the Executive's employment upon delivery of a Notice of Termination to the Executive at least 30 days prior to the Executive’s date of termination. If the Executive's employment is terminated under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Bank’s normal payroll practices, which shall mean no less frequently than monthly.  The Bank shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of termination will be paid on the earlier of (i) seventy days after the year end in which the Executive is terminated or (ii) the first pay period following the Bank's or Company's press release announcing its financial performance for the year in which the Executive is terminated.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank and Company for the entire year and prorated through the date of Executive's termination.

(e)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 30 days prior to the Executive’s date of termination.  If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Bank’s normal payroll practices, which shall mean no less frequently than monthly.

(f)           If Executive's employment with the Bank and Company shall terminate due to the Bank being taken into receivership by the FDIC, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Bank’s normal payroll practices, which shall mean no less frequently than monthly.

(g)           With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon Executive's Termination of Employment, the Bank shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.  At the time of Termination of Employment, and as a condition to the Bank’s obligation to pay any severance hereunder, the Bank and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A acknowledging such remaining obligations and discharging both parties, as well as the Bank's officers, directors and employees with respect to their actions for or on behalf of the Bank, from any other claims or obligations arising out of or in connection with the Executive's employment by the Bank, including the circumstances of such termination.

(h)           In the event that the Executive's employment is terminated for any reason, as a condition to the Bank’s obligation to pay any severance hereunder, if the Executive is currently serving as a director of the Company and/or the Bank, the Executive shall resign from such position.

(i)           In the event that the Executive's employment is terminated for any reason prior to a Change in Control, the Company shall have the right of first refusal during the twelve-month period following the date of termination to repurchase any or all shares of common stock then held by the Executive. The Company may assign this right to one or more other persons.  Executive agrees not to sell or convey his shares or any portion thereof without notice to Company of Executive's intention to do so. To that end, Executive shall not sell or convey said shares except by binding written agreement, which agreement shall be expressly subject to Company's rights under this option of first refusal. Executive shall notify Company in writing of such proposed conveyance or sale and shall furnish Company with a true and correct copy of the aforesaid written agreement. Thereafter, Company shall have the option for a period of fifteen (15) days from the date of receipt of such notice and copy, during which Company may determine and notify Executive whether Company desires to purchase the shares for the same price and on the same terms as set forth in said written agreement. If Company exercises the option granted herein, Executive shall transfer to Company said shares in accordance with the terms of said written agreement and upon such delivery, Company shall pay to Executive the purchase money called for in the written agreement. If Company fails to exercise the option to purchase, Executive shall be at liberty to conclude the sale or conveyance of said shares only at the exact price and terms submitted to Company. Any failure to consummate the sale on the exact terms and conditions within a reasonable time after Company's notification of its intent not to exercise its rights hereunder shall cause the provisions of this option of first refusal to remain in full force and effect and fully applicable to any subsequent conveyances or sales.

(j)           The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Bank and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Bank's independent accountants acting as auditors for the Bank on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G.  The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

(k)           If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Company's or the Bank's affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a "Suspension Action"), and this Agreement is not terminated, the Bank's obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings.  If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)          pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)          reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Company's or the Bank's affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a "Removal Action"), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the  Bank or the Company are in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(k) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

5.           Ownership of Work Product.  The Bank shall own all Work Product arising during the course of the Executive's employment (prior, present or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Bank, its business or its customers and that Executive conceives, develops, or delivers to the Bank at any time during his employment, during or outside normal working hours, in or away from the facilities of the Bank, and whether or not requested by the Bank.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Bank, the Executive agrees to point out the pre-existing items to the Bank and the Executive grants the Bank a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Bank may reasonably request to give effect to this provision.

6.           Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, the Executive agrees not to use or disclose any Trade Secrets of the Bank during or after his employment.  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.           Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, not to use or disclose any Confidential Business Information of the Bank during his employment and for a period of 36 months following termination of the Executive's employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

8.           Return of Materials.  The Executive shall surrender to the Bank, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Bank or the Company, their businesses or customers.  Upon the request of the Bank, Executive shall certify in writing compliance with the foregoing requirement.

9.           Restrictive Covenants.

(a)           No Solicitation of Customers.  During the Executive's employment with the Bank, the Executive shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Bank or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

(b)           No Recruitment of Personnel.  During the Executive's employment with the Bank, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Bank or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive's employment with the Bank, the Executive shall not (without the prior written consent of the Bank) compete with the Bank or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.  Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

(d)           Bank Receivership.  Notwithstanding Sections 9(a-c) above, if Executive's employment with the Employer shall terminate due to the Bank being taken into receivership by the FDIC, then the restrictive covenants of this Section 9 shall not apply to the Executive beginning as of the date of such receivership.

10.           Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.           Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Bank is a party, or any assignee of all or substantially all of the Bank's business and properties.  The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Bank shall be directed to the attention of the Bank with a copy to the Secretary of the Bank.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

14.           Non-Waiver.  Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.           Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Bank would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank.  The Executive, therefore, agrees that in the event of any such breach, the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Bank have cause to seek such relief, no bond shall be required from the Bank, and the Executive shall pay all attorney's fees and court costs which the Bank may incur to the extent the Bank prevails in its enforcement action.

16.           Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Bank hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Bank's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Bank.

17.           Certain Definitions.

(a)           “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Bank.

(b)           “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)           “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(d)           “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(e)           "Disability" or "Disabled" shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)           “Good Reason” shall mean as defined by Treasury Regulation § 1.409A-1(n)(2).

(g)           “Territory” shall mean a radius of 40 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank.

(h)           “Notice of Termination” shall mean a written notice of termination from the Bank or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)           "Terminate," "terminated," "termination," or "Termination” of Employment" shall mean separation from service as defined by Regulation 1.409A-1(h).

            18.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

            19.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.    Compliance with Internal Revenue Code Section 409A.  The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.  Notwithstanding any other provision in this Agreement, if the Executive is determined by the Board, as of the date of termination of employment with the Bank, to be a "specified employee," as such term is defined in Treasury Regulation §1.409A-1(i), and if any benefits paid to the Executive hereunder would be considered deferred compensation under Section 409A, and finally if an exemption from the six month delay requirement of Section 409A(a)(2)(B)(i) is not available, then all severance payments and other payment, except for other payments of base salary at the normal payroll schedule, reimbursement of expenses, and other than as a result of death, that would normally be paid within six months and one day from the date of termination of employment shall be paid on the first day of the seventh month following termination of employment.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST NATIONAL BANCSHARES, INC.

ATTEST:

	By:	/s/ C. Dan Adams
Witness		C. Dan Adams
Title: Chairman

FIRST NATIONAL BANK OF THE SOUTH

ATTEST:

	By:	/s/ C. Dan Adams
Witness		C. Dan Adams
Title: Chairman

EXECUTIVE

/s/ J. Barry Mason
Witness	J. Barry Mason

Exhibit A

Form of Release of Claims

This Severance Agreement and Release (the “Agreement”) is made between J. Barry Mason, an individual resident of South Carolina (“Employee”) First National Bank of the South, a national bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

Effective August __, 2009, the Bank and Employee entered into an Employment Agreement governing the relationship between the parties.  Section 4(d) provides that the Bank may terminate the Employment Agreement.  Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated by the Bank, on the condition that Employee enter into this release or a substantially similar release.  Effective __________ 2009, the Bank and Employee also entered into a Noncompete Agreement governing the post-termination relationship between the parties.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.           Termination Date:  The Employee agrees that his employment with the Bank terminates as of ________________ (the “Termination Date”).

2.           Severance Payments:  Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4(d) of the Employment Agreement, dated August __, 2009 (the “Severance Payment”), less applicable deductions and withholdings.  These payments are in addition to and not in lieu of any payments due to the Employee under the Noncompete Agreement.

3.            Legal Obligations

The parties acknowledge that pursuant to Section 4(g) of the Employment Agreement they agreed that at the time of termination and as a condition of payment of severance they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.           Waiver and Release:

a)
Employee unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.

b)
Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)
This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)
The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.           Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect.  In addition, the parties agree that the Noncompete Agreement shall remain in full force and effect.  The parties agree that the Employee will perform his obligations under the sections referenced above and those sections are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.            Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.           Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.           Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.           Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement and the Noncompete Agreement constitute the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.         Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.         Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.         Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.         Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.          Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.          Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:
J. Barry Mason

If to the Bank:
First National Bank of the South
215 North Pine Street
Spartanburg, SC  29304

16.          Representations:  Employee acknowledges that:

a)	He has read this Agreement and understands its meaning and effect.

b)	He has knowingly and voluntarily entered into this Agreement of his own free will.

c)
By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)
He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)	He has been advised to consult with an attorney before signing this Agreement.

f)	He has been given up to 21 days to consider the terms of this Agreement.

g)
He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)	He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

August 24, 2009	/s/ J. Barry Mason
Date	J. Barry Mason

As to the Bank:

August 24, 2009	/s/ C. Dan Adams
Date	Chairman of the Board